Exhibit 99.1

Stereotaxis Reports 2025 Third Quarter Financial Results

St. Louis, MO, November 11, 2025 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the third quarter ended September 30, 2025.

“We continue to focus on driving commercial progress while advancing a robust portfolio of technologies through regulatory and development milestones,” said David Fischel, Chairman and CEO. “This is an exciting milestone-rich period in which we are demonstrating the tangible reality and initial commercial impact of our comprehensive innovation strategy.”

“Our commercial progress includes two Genesis robotic systems ordered by hospitals since our last quarterly call, with both orders from European hospitals establishing entirely new robotic programs. Third quarter recurring revenue reflects summer seasonality in procedure volumes counteracted by positive momentum with Map-iT and the early launches of MAGiC and MAGiC Sweep. MAGiC Sweep has seen particularly high interest following recent FDA clearance, with over three hundred thousand dollars in revenue within the first two months of launch. We are beginning to build a clinically and commercially impactful catheter portfolio.”

“An accelerating pace of regulatory and development activity is advancing concurrent with these commercial efforts. We were pleased yesterday to announce U.S. FDA regulatory clearance for the GenesisX robotic system. We recently announced European CE Mark receipt and FDA submission for our Synchrony digital cath lab technology. We continue to work on multiple regulatory reviews for new electrophysiology and vascular catheters, while simultaneously advancing a pipeline of catheter innovations, which will contribute to commercial results in the short and medium term. Notable among these is the ongoing review of MAGiC in the U.S. and the recently announced collaboration with CardioFocus to advance the first robotically-navigated pulsed-field ablation electrophysiology catheter solution.”

2025 Third Quarter Financial Results

Revenue for the third quarter of 2025 totaled $7.5 million. System revenue of $1.9 million and recurring revenue of $5.6 million, compared to $4.4 million and $4.8 million, respectively, in the prior year third quarter. System revenue reflects partial revenue recognition on one capital system. Recurring revenue growth reflects contributions from a full quarter of Map-iT catheter revenue and initial sales of Stereotaxis’ new proprietary robotically navigated devices, the MAGiC ablation catheter and MAGiC Sweep high-density mapping catheter.

Gross margin for the third quarter was 55% of revenue. Recurring revenue gross margin was 67% and system gross margin was 19%. Gross margins remain impacted by fixed overhead allocated over low production levels.

Operating expenses in the third quarter of $10.7 million included $4.1 million in non-cash charges for stock compensation expense, mark-to-market adjustment for acquisition related contingent earnout consideration, and amortization of acquired intangible assets. Increased operating expenses include an adjustment on acquisition related contingent earnout consideration. Excluding these non-cash charges, adjusted operating expenses in the quarter were $6.6 million, a decrease from $7.2 million in the prior year third quarter primarily due to lower general and administrative expenses.

Operating loss and net loss in the third quarter of 2025 were ($6.6) million and ($6.5) million, respectively, compared to ($6.3) million and ($6.2) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($2.5) million and ($2.4) million, respectively, compared to ($3.1) million and ($3.0) million in the previous year. Negative free cash flow for the third quarter was consistent with the previous year at ($4.2) million.

Cash Balance and Liquidity

At September 30, 2025, Stereotaxis had cash and cash equivalents of $10.5 million and no debt. Including the $4 million Stereotaxis will receive in the upcoming second closing of the registered direct financing announced in July, Stereotaxis would have had $14.5 million in cash and no debt.

Forward Looking Expectations

Stereotaxis expects revenue in the fourth quarter of this year to exceed $9 million, with system revenue of approximately $3 million and recurring revenue greater than $6 million. This supports annual revenue growth for the current year of over 20%, in-line with previous guidance of double-digit revenue growth for the full year 2025. Sustained growth of both system and recurring revenue is expected in 2026, with quarterly revenue surpassing an average of $10 million per quarter. Stereotaxis will receive an additional $4 million in proceeds this month from the equity financing announced in July. Its balance sheet allows it to advance its transformative product ecosystem to market, fund its commercialization, and achieve profitability.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 11, 2025, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 646-307-1963 (International) and give the participant pass code 4402192. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

Stereotaxis, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue:
Systems	$1,861	$4,391	$6,863	7,243
Disposables, service and accessories	5,603	4,805	16,872	13,335
Total revenue	7,464	9,196	23,735	20,578

Cost of revenue:
Systems	1,510	3,673	5,543	5,760
Disposables, service and accessories	1,853	1,424	5,448	3,440
Total cost of revenue	3,363	5,097	10,991	9,200

Gross margin	4,101	4,099	12,744	11,378

Operating expenses:
Research and development	2,546	2,454	6,673	6,970
Sales and marketing	2,934	3,152	9,351	9,456
General and administrative	5,178	4,838	13,675	12,064
Other	-	-	(492)	-
Total operating expenses	10,658	10,444	29,207	28,490
Operating loss	(6,557)	(6,345)	(16,463)	(17,112)

Other income	3	5	2	2
Interest income, net	91	150	349	580
Net loss	$(6,463)	$(6,190)	$(16,112)	$(16,530)
Cumulative dividend on convertible preferred stock	(322)	(328)	(953)	(984)
Net loss attributable to common stockholders	$(6,785)	$(6,518)	$(17,065)	$(17,514)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.08)	$(0.19)	$(0.21)
Diluted	$(0.07)	$(0.08)	$(0.19)	$(0.21)

Weighted average number of common shares and equivalents:
Basic	92,013,791	85,824,789	89,260,628	84,629,531
Diluted	92,013,791	85,824,789	89,260,628	84,629,531

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,506	$12,217
Restricted cash - current	-	219
Accounts receivable, net of allowance of $621 and $582 at 2025 and 2024, respectively	5,333	3,824
Inventories, net	10,147	8,331
Prepaid expenses and other current assets	677	1,848
Total current assets	26,663	26,439
Property and equipment, net	3,156	3,573
Goodwill	3,764	3,764
Intangible assets, net	6,665	7,358
Operating lease right-of-use assets	5,059	5,483
Prepaid and other non-current assets	280	107
Total assets	$45,587	$46,724

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,681	$5,668
Accrued liabilities	1,969	2,922
Deferred revenue	7,539	6,804
Current contingent consideration	5,558	5,638
Current portion of operating lease liabilities	623	570
Total current liabilities	20,370	21,602
Long-term deferred revenue	607	2,064
Long-term contingent consideration	7,016	6,126
Operating lease liabilities	4,960	5,436
Other liabilities	1,100	64
Total liabilities	34,053	35,292

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,121 and 21,458 shares outstanding at 2025 and 2024, respectively	5,268	5,352
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 91,088,439 and 85,326,557 shares issued at 2025 and 2024, respectively	91	85
Additional paid-in capital	584,218	567,926
Treasury stock, 4,015 shares at 2025 and 2024	(206)	(206)
Accumulated deficit	(577,837)	(561,725)
Total stockholders’ equity	6,266	6,080
Total liabilities and stockholders’ equity	$45,587	$46,724